Exhibit 10.1

November 19, 2004

Keith Millner

7309 Merrick Drive

Peachtree City, GA 30269

Dear Keith:

On behalf of Mark Thresher, President & Chief Operating Officer, Nationwide Financial Services, I am pleased to extend you a formal offer to begin employment with Nationwide Financial Services on January 3, 2005. As we have discussed, your position will be Senior Vice President, In-Retirement, reporting to Mark Thresher. Regarding the specific details of our offer, I have attached an outline that describes each of the particular components of your package. Please keep a copy for your records and sign and return a copy indicating your acceptance.

Keith, it is our normal practice to extend this offer contingent upon the following:

•	Completion of our on-line employment application

•	Successful completion of a background check and drug screen

•	U.S. employment eligibility verification

I will contact you to discuss the arrangements for completing these requirements. However, if you have any questions after reviewing this offer, please call me at (614) 249-3911. We certainly hope you find this offer to be professionally and personally compelling and we look forward to your reply.

Sincerely,

/s/ Anne DeLee
Anne DeLee
Executive Recruiting Consultant

Accepted:

/s/ Keith Millner
Keith Millner

Date: 11/19/04

Received by NFS via fax on November 29, 2004

Keith Millner

Job Offer Package – Components

November 19, 2004 - REVISED

Position:	Senior Vice President, In-Retirement (Pending approval by the Board of Directors)

Reports To:	Mark Thresher, President & Chief Operating Officer, Nationwide Financial Services

Base Salary:	$285,000

Sign-On Incentive:

$110,000 in compensation, 50% (55,000) payable within 30 days of start date. Additional 50% (55,000) payable on July 1, 2005. Must be employed in good standing at time of distribution. Repayment of sign-on compensation expected should voluntary termination occur prior to completing 36 months of employment. Repayment schedule would be: 100% within first year, 70% within second year, and 40% within third year.

Short-Term Incentive:	Performance Incentive Plan (PIP) Nationwide Corporate Plan

• Target 55% of year end base salary. No maximum. Pay-out based on Business Unit Financial Scorecard and individual performance.

• 2005 PIP guaranteed at target award level of $156,750 (or actual performance payout, if greater); payable in March 2006.

Long-Term Incentive:	Long Term Equity Plan (LTEP)

Total Target LTI opportunity of $203,200 to be distributed as follows:

•        Shares of non-qualified stock options of NFS, Inc. to deliver an annual target award of $101,600. Number of shares to be determined at the time of grant based on fair market value and valuation model.

• Vesting is 1/3 per year. (100% vesting after 3 years)

• Total option term is 10 years.

•        $101,600 annual target award for Nationwide Value Added (LTEP NVA) for 2005. However, only one-third of actual award will be payable in March, 2006, based on Nationwide value creation. The remaining two-thirds will be carried over as 2006 beginning balance. No maximum payout.

• Requires Nationwide Financial Services, Inc., Board approval.

Hiring Incentive:

• Shares of NFS restricted stock to deliver a target award of $200,000. Vesting is 1/4 per year (100% vesting after 4 years).

•        Shares of non-qualified stock options of NFS, Inc. to deliver a target award of $75,000. Vesting is 1/3 per year (100% vesting after 3 years). Number of shares to be determined at the time of grant based on fair market value and valuation model.

NFS Stock Ownership Guidelines:

As a senior executive, you will be subject to NFS stock ownership guidelines. You will be expected to acquire and hold NFS stock with a minimum value of one (1) times your base salary within three years, and two (2) to three (3) times your base salary within five years. More information will be forthcoming soon after your start date.

Retirement:

Nationwide Retirement Plan – Account balance defined benefit plan. Pay credits determined by a service-based formula. Starts at 3% of compensation plus 3% of compensation over wage base in first year. Goes to 6% of compensation plus 4% of compensation over wage base after 15 years. Other steps occur after 3 and 9 years. Compensation was limited to $205,000 in 2004. Interest credited each pay period based on published rate that changes quarterly. Vested after 60 months of service. Benefits payable upon termination with a variety of payout options to choose from.

Executive Parking:	Executive garage parking, washing and service privileges. Cost = $120 per month domestic vehicle or $110 for foreign vehicle.

Vacation:	Four (4) weeks per year, effective January 1, 2005.

401(k):

Nationwide Savings Plan – May contribute from 1% to 80% up to IRS limitations. Company matches 50% of first 6% up to maximum of 3% of eligible compensation, subject to IRS limitation of $200,000 for 2004. Annual maximum is $13,000 ($16,000 for those who will reach age 50 or older by December 31, 2004). Eligible the first day of the month after your first 30 days of employment.

Voluntary Deferred Compensation Plan:	Nationwide deferred compensation plan where you can defer up to 80% of your cash compensation to a future date. You will be contacted within 30 days of hire.

Supplemental Retirement Plan:	Nationwide Supplemental Retirement Plan – non-qualified plan designed to “make-up” lost retirement benefits created by IRS limitations in the defined benefit pension plan.

Supplemental Defined Contribution Plan:	Nationwide Supplemental Defined Contribution Plan – non-qualified plan designed to “make-up” lost 401k company match contributions created by IRS limitations in the defined benefit pension plan.

Standard Benefits:	Health and wellness including medical, dental, life and disability, among others are all available beginning the first day of the month after your first 30 days of employment.

Educational assistance eligibility occurs after one year of service and credit union eligibility is immediate. Detailed plan booklets are available for your review.

Financial Planning Services:	Financial planning services are available through the Asset Management Group for executives at your level.

Executive Physical Program:

Provided at no cost to Executive, including, but not limited to (i) one physical per year (age 45 and over) or (ii) one physical every two years (under age 45). You will be contacted with more information soon after your start date.

Customer Relationship Requirement:

The bylaws of Nationwide Mutual Insurance Company and Nationwide Mutual Fire Insurance Company (the Companies) require that officers of the Companies be customers of the Companies or their affiliates. You can satisfy this requirement by purchasing auto, homeowner’s or other coverage from the Companies, Allied or Farmland; by purchasing a life insurance policy or annuity contract from a Nationwide life insurer; or by investing in a mutual fund managed by Gartmore. Membership in some of Nationwide’s sponsors, such as the Ohio Farm Bureau, includes accidental death and dismemberment coverage that satisfies the requirement. In order to avoid the risk of a regulatory challenge in the future concerning the satisfaction of this bylaws requirement, you will be contacted in the near future for confirmation that you are satisfying the requirement. Please call John Delaloye 614-249-3270 or Thom Barnes 614-249-8169 or if you have questions.

Executive Severance Benefit:

In the event you are asked to leave Nationwide for reasons other than gross misconduct, fraud, ethical or criminal violations, or violations of corporate policy, you would be provided with the following: Up to one (1) year base salary and executive out-placement services.

Relocation:

A complete relocation package is provided to executives at your level. A Relocation Consultant will contact you. Additionally, if you have to repay your prior relocation expenses, you will receive reimbursement up to a maximum of $55,000.